Towerstream Reports Second Quarter 2011 Results

MIDDLETOWN, R.I., August 15, 2011 – Towerstream Corporation (NASDAQ: TWER), a leading 4G service provider delivering high-speed wireless Internet access to businesses in 12 major metropolitan areas in the U.S., announced results for the second quarter ended June 30, 2011.

Second Quarter Operating Highlights

•	Revenues increased 11% to $6.6 million during the second quarter 2011 compared to the first quarter 2011 and increased 35% compared to the second quarter 2010
•	Wi-Fi offload program spending reduced gross margin in the second quarter 2011 by 2% to 72% compared to 75% for both the first quarter 2011 and second quarter 2010
•	Adjusted Market EBITDA profitability increased to $3.4 million in the second quarter 2011 as compared to $3.1 million for the first quarter 2011 and $2.4 million for the second quarter 2010
•
Adjusted EBITDA profitability, excluding non-recurring expenses and costs associated with the Wi-Fi offload program, increased to $1.1 million for the second quarter 2011 compared to $0.8 million for the first quarter 2011 and $0.3 million for the second quarter 2010

•	Customer churn remained stable for second and first quarters 2011 at 1.56% compared to 1.15% during the second quarter 2010
•
Costs associated with the Company’s Wi-Fi offload program, including capital expenditures, totaled $2.2 million in the second quarter 2011 as compared to $1.2 million in the first quarter 2011 and $0.6 million in the second quarter 2010

•	Gain of $0.6 million recognized on the acquisition of One Velocity which expands the Company’s presence into Las Vegas

Management Comments

“I said on the last call that I thought we would have a carrier contract by the time we reported the second quarter 2011 results.  We are all disappointed that has not happened as of August 15th, but I am not disappointed with the progress we have made with the carriers and I am very confident that we will reach our goal on this front in the very near future.  Additionally, we are very excited to have our first customer on our Wi-Fi network just 30 days after launching the network for business," said Jeff Thompson, Chief Executive Officer.

“We are pleased to close our third acquisition in the past fifteen months,” stated Joseph Hernon, Chief Financial Officer. “Our acquisition program accelerates our growth and the gain recognized on the One Velocity transaction indicates the compelling values at which we are acquiring these assets.”

Selected Financial Data and Key Operating Metrics
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	6/30/2011	3/31/2011	6/30/2010
Selected Financial Data
Revenues	$6,581	$5,953	$4,869
Gross margin	72%	75%	75%
Adjusted gross margin excluding Wi-Fi offload program expenses	74%	75%	75%
Depreciation and amortization	2,213	1,975	1,454
Core operating expenses (1)(2)	4,379	3,986	3,893
Operating loss (1)	(1,857)	(1,514)	(1,685)
Gain on business acquisition	564	-	356
Net loss (1)	(1,294)	(1,513)	(1,306)
Adjusted EBITDA (2)	536	593	46
Non-recurring expenses	135	49	245
Wi-Fi offload program	404	121	-
Adjusted EBITDA excluding non-recurring and Wi-Fi offload program expenses(2)	1,075	763	291
Capital expenditures
Wireless broadband	$2,077	$1,532	$1,173
Wi-Fi offload program	1,827	1,088	605

Key Operating Metrics
Churn rate (2)	1.56%	1.56%	1.15%
ARPU (2)	$703	$688	$671
ARPU of new customers (2)	607	558	550

(1) Includes stock-based compensation of $141, $106 and $264, respectively.
(2) See Non-GAAP Measures below for a definition and reconciliation of Adjusted EBITDA, and definitions of Core Operating Expenses, Churn, ARPU and ARPU of new customers.

Operating Outlook and Guidance

•	Revenues for the third quarter 2011 are expected to range between $6.9 million to $7.1 million.

•	Adjusted EBITDA profitability is expected to range between $1.2 million to $1.4 million.

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”).  Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.  Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on Adjusted EBITDA as a principal indicator of the operating performance of our business.  EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization.  We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, other non-operating income or expenses as well as gain or loss on (i) disposal of property and equipment, (ii) nonmonetary transactions, and (iii) business acquisitions.  Adjusted Market EBITDA also excludes corporate overhead expenses and other centralized costs.  We believe that Adjusted Market EBITDA trends are insightful indicators of our markets’ relative performance, and whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The term “Core Operating Expenses” includes customer support services, sales and marketing, and general and administrative expenses, and excludes cost of revenues, depreciation and amortization.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.  The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period.  We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.  ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period. Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues.  Market Cash Flow does not include (i) centralized costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, Adjusted EBITDA, excluding non-recurring expenses and Wi-Fi offload program expenses, has been reconciled to Net loss as follows:

(All dollars are in thousands)

	Three months ended
	6/30/2011	3/31/2011	6/30/2010
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA, excluding non-recurring expenses and Wi-Fi offload program expenses	$1,075	$763	$291
Depreciation and amortization	(2,213)	(1,975)	(1,454)
Non-recurring expenses, primarily acquisition-related	(135)	(49)	(245)
Wi-Fi offload program expenses	(404)	(121)	-
Stock-based compensation	(141)	(106)	(264)
Loss on property and equipment	(30)	(18)	(13)
Loss on nonmonetary transactions	(9)	(8)	-
Interest expense	(2)	(3)	-
Gain on business acquisition	564	-	356
Other income (expense), net	(3)	(2)	22
Interest income	4	6	1
Net loss	$(1,294)	$(1,513)	$(1,306)

Summary Condensed Consolidated Financial Statements
(All dollars are in thousands except per share amounts)

Statement of Operations	(Unaudited)		(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenues	$6,581	$4,869	$12,534	$9,113

Operating Expenses
Cost of revenues (exclusive of depreciation)	1,846	1,207	3,352	2,282
Depreciation and amortization	2,213	1,454	4,188	2,555
Customer support services	733	672	1,504	1,250
Sales and marketing	1,381	1,314	2,721	2,547
General and administrative	2,265	1,907	4,140	3,716
Total Operating Expenses	8,438	6,554	15,905	12,350
Operating Loss	(1,857)	(1,685)	(3,371)	(3,237)
Other Income (Expense)
Gain on business acquisition	564	356	564	356
Interest income	4	1	10	1
Interest expense	(2)	-	(5)	-
Other income (expense), net	(3)	22	(4)	42
Total Other Income (Expense)	563	379	565	399
Net Loss	$(1,294)	$(1,306)	$(2,806)	$(2,838)

Net loss per common share	$(0.03)	$(0.04)	$(0.07)	$(0.08)
Weighted average common shares outstanding – basic and diluted	42,639	34,915	42,426	34,792

Analysis of Second Quarter Results of Operations

Revenues for the second quarter 2011 increased 11% from the first quarter 2011 and increased 35% compared to the second quarter 2010. These increases were driven by a 27% growth in our customer base from approximately 2,500 customers at the end of the second quarter 2010 to approximately 3,100 at the end of the second quarter 2011.

ARPU of new customers increased 9% in the second quarter 2011 compared to the first quarter 2011 and increased 10% compared to the second quarter 2010. New higher ARPU point-to-point customers continued to increase in the second quarter 2011. ARPU of all customers in the second quarter 2011 increased 2% compared to the first quarter 2011 and increased 5% compared to the second quarter 2010.

Customer churn remained consistent at 1.56% for both the second and first quarters of 2011 compared to 1.15% during the second quarter 2010. Our churn rate remains within our targeted range of 1.4% to 1.7% and below industry averages.

Depreciation expense increased 13% in the second quarter 2011 compared to the first quarter 2011 and increased 26% compared to the second quarter 2010.  The base of depreciable assets was 16% higher at the end of the second quarter 2011 as compared to the first quarter 2011 and 37% higher compared to the second quarter of 2010.   The increased depreciable base reflects continued growth in the core business as well as spending on the Wi-Fi offload program and additions resulting from acquisitions.

Amortization expense increased 10% in the second quarter 2011 compared to the first quarter 2011 and increased greater than 100% compared to the second quarter 2010.  The increase relates to customer based intangible assets recorded in connection with the acquisitions of Pipeline Wireless in the fourth quarter 2010 and One Velocity in the second quarter 2011.

Customer support expenses decreased 5% in the second quarter 2011 compared to the first quarter 2011 and increased 9% compared to the second quarter 2010. The year-over-year increase reflects staffing additions and other costs incurred to support a customer base which increased 27% over the one year period.

Sales and marketing expenses increased 3% in the second quarter 2011 compared to the first quarter 2011 and increased 5% compared to the second quarter 2010. The increase related to higher commissions earned.

General and administrative expenses increased 21% in the second quarter 2011 compared to the first quarter 2011 and increased 19% compared to the second quarter 2010. Costs associated with the Wi-Fi offload program totaled approximately $231,000 in the second quarter 2011 compared to approximately $55,000 in the first quarter 2011 and zero in the second quarter 2010.

Capital expenditures totaled $3.9 million for the second quarter 2011 as compared to $2.6 million for the first quarter 2011 and $1.8 million for the second quarter 2010. The Company spent $1.8 million in the second quarter 2011 related to the construction of a Wi-Fi offload network, primarily in New York City, compared to $1.1 million in the first quarter 2011 and $0.6 million in the second quarter 2010.

Balance Sheet
	(Unaudited) June 30, 2011	(Audited) December 31, 2010
Assets
Current Assets
Cash and cash equivalents	$16,445	$23,173
Other	853	856
Total Current Assets	17,298	24,029

Property and equipment, net	20,864	15,266

Other assets	6,610	5,295

Total Assets	44,772	44,590

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	2,932	2,506
Deferred revenues and other	1,620	1,339
Total Current Liabilities	4,552	3,845

Long-Term Liabilities	651	724
Total Liabilities	5,203	4,569

Stockholders’ Equity
Common stock	43	42
Additional paid-in-capital	77,687	75,333
Accumulated deficit	(38,161)	(35,354)
Total Stockholders’ Equity	39,569	40,021
Total Liabilities and Stockholders’ Equity	$44,772	$44,590

Statement of Cash Flows (Unaudited)	Six months ended June 30,
	2011	2010
Cash Flows From Operating Activities
Net loss	$(2,806)	$(2,838)
Non-cash adjustments:
Depreciation & amortization	4,188	2,555
Stock-based compensation	247	458
Gain on business acquisition	(564)	(356)
Other	118	(72)
Changes in operating assets and liabilities	(176)	59
Net Cash Provided By (Used In) Operating Activities	1,007	(50)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(6,320)	(3,152)
Acquisition of businesses	(1,600)	(1,170)
Other	(42)	(3)
Net Cash Used In Investing Activities	(7,962)	(4,325)

Cash Flows From Financing Activities
Repayment of capital leases	(40)	-
Proceeds from stock issuances	267	-
Net Cash Provided By Financing Activities	227	-

Net Decrease In Cash and Cash Equivalents	(6,728)	(4,375)
Cash and Cash Equivalents – Beginning	23,173	14,041
Cash and Cash Equivalents – Ending	$16,445	$9,666

Market data for the three months ended June 30, 2011
(All dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
Boston	$1,706	$399	$1,307	77%	$275	$1,032
New York	1,503	464	1,039	69%	324	715
Los Angeles	1,048	192	856	82%	275	581
Chicago	917	295	622	68%	162	460
San Francisco	386	73	313	81%	97	216
Miami	342	80	262	77%	92	170
Las Vegas-Reno	189	76	113	60%	8	105
Seattle	138	54	84	61%	35	49
Providence-Newport	112	42	70	63%	24	46
Dallas-Fort Worth	180	79	101	56%	71	30
Philadelphia	44	18	26	59%	28	(2)
Nashville	16	12	4	25%	11	(7)
Total	$6,581	$1,784	$4,797	73%	$1,402	$3,395

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$3,395
Centralized costs (1)	(774)
Corporate expenses	(2,124)
Depreciation and amortization	(2,213)
Stock-based compensation	(141)
Other income (expense)	563
Net loss	$(1,294)

Market data for the three months ended June 30, 2010
(all dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,459	$285	$1,174	80%	$353	$821
Boston	1,084	171	913	84%	164	749
Los Angeles	754	137	617	82%	258	359
Chicago	650	203	447	69%	155	292
San Francisco	276	61	215	78%	81	134
Miami	255	85	170	67%	89	81
Providence-Newport	125	39	86	69%	28	58
Seattle	131	57	74	56%	32	42
Nashville	21	14	7	33%	7	-
Dallas-Fort Worth	113	82	31	27%	62	(31)
Philadelphia	1	13	(12)	0%	54	(66)
Total	$4,869	$1,147	$3,722	76%	$1,283	$2,439

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$2,439
Centralized costs (1)	(763)
Corporate expenses	(1,643)
Depreciation and amortization	(1,454)
Stock-based compensation	(264)
Other income (expense)	379
Net loss	$(1,306)

Market data for the six months ended June 30, 2011
(All dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
Boston	$3,359	$794	$2,565	76%	$497	$2,068
New York	2,951	804	2,147	73%	656	1,491
Los Angeles	1,999	366	1,633	82%	537	1,096
Chicago	1,733	521	1,212	70%	348	864
San Francisco	735	132	603	82%	190	413
Miami	643	149	494	77%	195	299
Las Vegas-Reno	189	76	113	60%	8	105
Seattle	274	107	167	61%	63	104
Providence-Newport	231	84	147	64%	50	97
Dallas-Fort Worth	324	160	164	51%	136	28
Nashville	32	20	12	38%	23	(11)
Philadelphia	64	31	33	52%	56	(23)
Total	$12,534	$3,244	$9,290	74%	$2,759	$6,531

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$6,531
Centralized costs (1)	(1,574)
Corporate expenses	(3,893)
Depreciation and amortization	(4,188)
Stock-based compensation	(247)
Other income (expense)	565
Net loss	$(2,806)

Market data for the six months ended June 30, 2010
(All dollars are in thousands)
Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$2,853	$557	$2,296	80%	$643	$1,653
Boston	2,136	346	1,790	84%	338	1,452
Los Angeles	1,429	270	1,159	81%	547	612
Chicago	942	315	627	67%	250	377
San Francisco	545	118	427	78%	146	281
Miami	455	155	300	66%	176	124
Providence-Newport	253	83	170	67%	63	107
Seattle	253	109	144	57%	63	81
Nashville	21	14	7	33%	7	-
Dallas-Fort Worth	225	164	61	27%	116	(55)
Philadelphia	1	28	(27)	0%	105	(132)
Total	$9,113	$2,159	$6,954	76%	$2,454	$4,500

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$4,500
Centralized costs (1)	(1,466)
Corporate expenses	(3,258)
Depreciation and amortization	(2,555)
Stock-based compensation	(458)
Other income (expense)	399
Net loss	$(2,838)

(1)
Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized costs in the Market Data table because they are not specific to any market.  These costs totaled $62 and $60  respectively for the three months ended June 30, 2011 and 2010 and $108 and $123 for six months ended June 30, 2011 and 2010.

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on August 15, 2011 at 5:00 p.m. ET to review our financial results and provide an update on current business developments.

Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through August 22, 2011 at 11:59 p.m. ET by dialing 855-859-2056 or 404-537-3406 (for international callers) using pass code 87549655.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/eventdetail.cfm?eventid=100653.

About Towerstream Corporation

Towerstream is a leading 4G service provider in the U.S., delivering high-speed wireless Internet access to businesses. Founded in 2000, the Company has established networks in 12 markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Nashville, Las Vegas-Reno and the greater Providence area where the Company is based. For more information, visit our website at www.towerstream.com or follow us on Twitter @Towerstream.

The Towerstream Corporation logo is available at:
http://www.globenewswire.com/newsroom/prs/?pkgid=6570.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days.  Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for VoIP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities.  All of Towerstream’s products are backed by its Service Level Agreement (SLA) and have the ability to be up and running within a week.

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission, including, without limitation, risk related to our ability to deploy and expand a Wi-Fi network in the New York City and other key markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:
Todd Barrish
Indicate Media
646-396-6038
todd@indicatemedia.com